Exhibit 8.3
October 19, 2010

To:	TAL Education Group 18/F, Hesheng Building 32 Zhongguancun Avenue, Haidian District Beijing 100080 People’s Republic of China

Re:	Legal Opinion on Certain PRC Law Matters
We are qualified lawyers of the People’s Republic of China (the “PRC”, for purposes of this legal opinion, excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan), and as such are qualified to issue this opinion on the PRC Laws (as defined below).
We have acted as PRC legal counsel to TAL Education Group (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the Company’s proposed initial public offering (“Offering”) of its certain number of American Depositary Shares (“ADSs”), each of which represents two of the Class A common shares, par value US$ 0.001 per share, of the Company; and (ii) the issuance of the prospectus (“Prospectus”) that forms part of the Company’s registration statement on Form F-1 (No. 333-169650) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission.

A.	Documents Examined, Definition and Information Provided
In connection with the furnishing of this opinion, we have examined copies, certified or otherwise identified to our satisfaction, of documents provided by the Company, and such other documents, corporate records, certificates, Approvals (as defined below) and other instruments as we have deemed necessary for the purpose of rendering this opinion, including, without limitation, originals or copies of the certificates issued by PRC government authorities and officers of the Company. All of these documents are hereinafter collectively referred to as the “Documents”.
Unless the context of this opinion otherwise provides, the following terms in this opinion shall have the meanings set forth below:
“Approvals” means all necessary approvals, consents, waivers, sanctions, certificates, authorizations, filings, registrations, exemptions, permissions, endorsements, annual inspections, qualifications and licenses.
“PRC Affiliated Entities” means all the subsidiaries directly or indirectly established by the VIEs under the PRC Laws which take the form of companies or schools as set out in Schedule I of this opinion.
“PRC Laws” means all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations and sub-ordinate legislations currently in force and publicly available in the PRC on the date of this opinion.
“TAL Beijing” means TAL Education Technology (Beijing) Co., Ltd.
“Variable Interest Entities” or “VIEs” means Beijing Xueersi Network Technology Co., Ltd. and Beijing Xueersi Education Technology Co., Ltd., which are domestic PRC companies in which the Company does not have equity interests but whose financial results have been consolidated into the Company’s consolidated financial statements in accordance with U.S. GAAP.

B.	Assumptions
In our examination of the aforesaid Documents, we have assumed, without independent investigation and inquiry that:
1.	all signatures, seals and chops are genuine and were made or affixed by representatives duly authorized by the respective parties, all natural persons have the necessary legal capacity, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photo static copies conform to the originals;

2.	no amendments, revisions, modifications or other changes have been made with respect to any of the Documents after they were submitted to us for the purposes of this opinion; and

3.	each of the parties to the Documents (except that we do not make such assumptions about the VIEs and the PRC Affiliated Entities) is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has been duly approved and authorized where applicable by the competent governmental authorities of the relevant jurisdiction to carry on its business and to perform its obligations under the Documents to which it is a party.
In expressing the opinions set forth herein, we have relied upon the factual matters contained in the representations and warranties set forth in the Documents.

C.	Opinion
Based upon the foregoing, we are of the opinion that:
1. With Respect to the Contractual Arrangements between TAL Beijing, PRC Affiliated Entities, VIEs and their Respective Shareholders
(a)     Each of the parties to the contractual arrangements and agreements by and among TAL Beijing, the PRC Affiliated Entities, VIEs and their respective shareholders that has been filed as exhibits to the Registration Statement (collectively, “VIE Contracts”) has full power, authority and legal right to enter into, execute, deliver and perform their respective obligations under each of the VIE Contracts and such obligations constitute valid, legal and binding obligations enforceable in accordance with the terms of each of the VIE Contracts against each of them. Each VIE Contracts and the transactions contemplated thereby have been duly authorized by the entities expressed to be parties thereto. No Approvals are required to be done or obtained for the performance of the respective parties of their obligations and the transactions contemplated under the VIE Contracts other than those already obtained, except when TAL Beijing decides to exercise the option granted under the Call Option Agreement to purchase the equity interests in VIEs, such purchase shall be subject to prior approval by the Ministry of Commerce or its local counterpart and be further subject to registrations with the relevant government authorities.
(b)     The execution, delivery and performance by each of the relevant parties of their respective obligations under each of the VIE Contracts, and the consummation of the transactions contemplated thereunder, do not and will not (i) result in any violation of their respective articles of association, their respective business licenses or constitutive documents, (ii) result in any violation of any applicable PRC Laws, or (iii) to the best of our knowledge after due and reasonable inquiries, conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any agreement, instrument, arbitration award or judgment, order or decree of any court of the PRC having jurisdiction over the relevant parties of the VIE Contracts, as the case may be, any agreement or instrument to which any of them is expressed to be a party or which is binding on any of them.
(c)     The contractual arrangement and the ownership structure described under the caption “Summary” and “Our Corporate History and Structure” in the Prospectus are true and accurate in all material respects and nothing has been omitted from such description which would make the same misleading in any material respects. The ownership structures of TAL Beijing, VIEs and the PRC Affiliated Entities as described in the Prospectus complies, and immediately after giving effect of this Offering will comply, with all applicable PRC Laws, and does not violate, breach, or otherwise conflict with any applicable PRC Laws, except as disclosed in the Prospectus.
2. With respect to the M&A Rules
On August 8, 2006, six PRC regulatory agencies, namely, the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the State Administration for Foreign Exchange, and the China Securities Regulatory Commission, or CSRC, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule, which became effective on September 8, 2006. M&A Rule provides, among other things, that offshore special purpose vehicles, or SPVs, formed for the purpose of acquiring PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. The Company acquired contractual control rather than acquired any equity interests in the VIEs and the PRC Affiliated Entities and is hence not a special purpose vehicle formed or controlled by PRC companies or individuals as defined under the M&A Rules. Therefore, the Company is not required to obtain the approval from CSRC for the listing and trading of the Company’s ADSs on an overseas stock exchange.
3. Taxation
The statements set forth under the caption “Taxation” in the Prospectus, insofar as they constitute statements of PRC tax law, are accurate in all material respects and that such statements constitute our opinion.

D.	Consent
We hereby consent to the use of our name under the captions “Risk Factors,” “Our Corporate History and Structure,” “Management’s Discussion and Analysis of Financial Condition and

Results of Operations,” “Regulation,” “Taxation”, “Legal Matters” and “Enforceability of Civil Liabilities” in the Prospectus.
This opinion relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws. PRC Laws as used in this opinion refers to the PRC Laws currently in force as of the date of this opinion and there is no guarantee that any of such PRC Laws will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.
We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Prospectus. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Tian Yuan Law Firm
Tian Yuan Law Firm

Schedule I — PRC Affiliated Entities
1.	Beijing Dongcheng District Xueersi Training School

2.	Beijing Haidian District Lejiale Training School

3.	Tianjin Xueersi Education Information Consulting Co., Ltd.

4.	Shenzhen Xueersi Education Technology Co., Ltd.

5.	Beijing Xicheng District Xueersi Training School

6.	Beijing Haidian District Xueersi Training School

7.	Beijing Zhikang Culture Distribution Co., Ltd.

8.	Shanghai Lehai Science and Technology Information Co., Ltd.

9.	Shanghai Changning District Xueersi-Lejiale School

10.	Shanghai Minhang District Lejiale School

11.	Shanghai Xueersi Education Information Consulting Co., Ltd.

12.	Guangzhou Xueersi Education Technology Co., Ltd.

13.	Wuhan Jianghanqu Xiaoxinxing English Training School

14.	Hubei Qianjiang Xiaohafu English Training School

15.	Hubei Jianli Hafu English Training School

16.	Tianjin Hexi District Xueersi Training School